EXHIBIT 10.64

2013 EXECUTIVE SALES INCENTIVE PLAN

I.                PURPOSE

The US Ecology, Inc. 2013 Executive Sales Incentive Plan (“Plan”) provides a variable component of compensation for Senior Vice President of Sales and Marketing, Steven D. Welling (“Participant”), for achievement of objectives set by the US Ecology, Inc. (“Company”) Board of Directors (“Board”) during calendar year  2013  (“Plan Year”).  The Plan is designed to better align the interests of Participant with those of stockholders, better leverage Participant’s sales and leadership skills to improve the performance of individual sales team members and encourage greater sales force efficiency.

II.           ADMINISTRATION

The administrator of the Plan shall be the Board’s Compensation Committee (“Administrator”).  The Administrator, or its designee, shall have full power, discretion and authority to, among other things, interpret the Plan, verify all amounts paid under the Plan and establish rules and procedures for its administration, as deemed necessary and appropriate.  The Administrator may rely on opinions, reports or statements of the Company’s officers, public accountants and other professionals.  The calculation of any amounts to be paid under the Plan shall be performed by the Company’s Chief Financial Officer and submitted by the Company’s President to the Administrator for approval.  Any interpretation of the Plan or act of the Administrator, or its designee, in administering the Plan, shall be final and binding.

No member of the Board shall be liable for any action, interpretation or construction made in good faith with respect to the Plan.  The Company shall indemnify, to the fullest extent permitted by law, each member of its Board who may become liable in any civil action or proceeding with respect to decisions made relating to the Plan.

III.      ELIGIBILITY

To be eligible to receive an award under the Plan, Participant must have been employed by the Company (i) on a full-time basis during the Plan Year and (ii) on the date of any payment under the Plan, except as otherwise provided for in this Plan or when such requirement is waived by the Administrator.

a.              Removal from Plan — Participant may be removed from the Plan or an award adjusted, including elimination of any right to an award under the Plan, for insubordination, misconduct, malfeasance, or any formal disciplinary action taken by the Company during the Plan Year or prior to payment.

b.              Termination Without Cause by Company/With Good Reason by Participant — In the event Participant is terminated without cause by the Company or for good reason by the Participant, as defined in the Participant’s employment agreement, any amount that would have been due the Participant absent his/her termination shall be paid on a pro-rata basis based on the number of calendar days the Participant was employed during the Plan Year.  Payment shall be made according to the terms of the Plan and the requirement that the Participant be an employee on that date of payment shall be waived.

IV.       INCENTIVE AWARD

The Board shall establish a Plan Year treatment and disposal revenue target (the “Plan Target).  The amount to which Participant may be entitled (“Incentive Payment”) is the product of the treatment and disposal revenue accrued in the Plan Year and a percentage rate(s) established by the Board (“Incentive Rate”).  Payments under the Plan, if any, shall be made to Participant upon certification by the President that such payments are authorized by the Administrator and all applicable criteria have been satisfied.  Payments shall be made as soon as practicable after approval and availability of the Company’s final audited Plan Year financial statements, but in any event will be made by March 15, 2014.

V.            INCENTIVE AWARD DETERMINATION

Participant’s Incentive Payment shall be earned, beginning with achievement of 85% of the Plan Target and shall be capped at the level where Company-wide treatment and disposal revenue is equal to 105% of the Plan Target.  The Incentive Rates applied to actual treatment and disposal revenue will range from .03% to .50%, depending on the level of revenue.  The Plan Target, applicable Incentive Rates and the treatment and disposal revenue amounts to which each Incentive Rate applies shall be determined by the Board and shall be set forth in a letter from the President to Participant.  Treatment and disposal revenue generated by facilities acquired by the Company during the Plan Year shall be excluded from actual results.

By way of example only: Assuming a Plan Target of $100,000,000, the minimum amount upon which an Incentive Rate could be applied would be $85,000,000 ($100,000,000 X .85) and the maximum amount upon which an Incentive Rate could be applied would be $105,000,000 ($100,000,000 X 1.05).  Assuming actual treatment and disposal revenue for the Plan Year of $97,000,000, Participant, in this example, would be eligible for an Incentive Payment of $38,600.00, calculated from the table below:

Beginning of	% of Plan		% of Plan	Incentive	Incremental	Cumulative
Range	Target	End of Range	Target	Rate	$ Earned	$ Earned
$85,000,000.00	85%	$92,000,000.00	92%	0.03%	$27,600.00	$27,600.00
$92,000,000.01	92%	$95,000,000.00	95%	0.20%	$6,000.00	$33,600.00
$95,000,000.01	95%	$97,000,000.00	97%	0.25%	$5,000.00	$38,600.00
$97,000,000.01	97%	$100,000,000.00	100%	0.30%	$9,000.00	$47,600.00
$100,000,000.01	100%	$101,000,000.00	101%	0.40%	$4,000.00	$51,600.00
$101,000,000.01	101%	$102,000,000.00	102%	0.45%	$4,500.00	$56,100.00
$102,000,000.01	102%	$104,000,000.00	104%	0.50%	$10,000.00	$66,100.00
$104,000,000.01	104%	$105,000,000.00	105%	0.50%	$5,000.00	$71,100.00

Assuming instead treatment and disposal revenue for the Plan Year of $110,000,000, the Incentive Payment would be capped at $71,100 and Participant would not be credited for revenue exceeding the $105,000,000 ceiling.

VI.       PLAN INCENTIVE ADJUSTMENTS

Once paid, no Incentive Payment shall be subject to refund or return based on aged accounts receivable or credit memos.  However, in calculating future payments under a similar plan, any receivables written off for which an Incentive Payment was previously made under the Plan may, at the Administrator’s discretion, be subtracted from revenues on a dollar-for-dollar basis.  Furthermore, the Company reserves the right to request and/or initiate the repayment of any overpayments at any time, for any reason.  Any overpayment must be repaid to the Company within six months of discovery and notification to Participant.

VII.  MISCELLANEOUS

a.              Interests Not Transferable — Any interest of Participant under the Plan may not be voluntarily sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution.  Notwithstanding the foregoing, if Participant dies during the Plan Year, or after the Plan Year and prior to payment of an award, then a pro-rata portion of the award to which Participant would have been eligible absent death shall be paid to the deceased’s beneficiary, as designated in writing by Participant (attached hereto as Exhibit A); provided however, that if Participant has not designated a beneficiary then such amount shall be payable to Participant’s estate.  Payment shall be based on the number of calendar days Participant was employed in his position of Senior Vice President of Sales and Marketing during the Plan Year.  The requirement that Participant be an employee on the date of payment shall be waived.

b.              Withholding Taxes — The Company shall withhold from any amounts payable under the Plan applicable withholding including, but not limited to, federal, state, city and local taxes, FICA and Medicare as shall be legally required.  Additionally, the Company will withhold from any amounts payable under the Plan the applicable contribution for Participant’s 401(k) Savings and Retirement Plan as defined in the US Ecology, Inc. 401(K) Plan description protected under ERISA.

c.               No Right of Employment — Nothing in this Plan will be construed as creating any contract of employment or conferring upon Participant any right to continue in the employ or other service of the Company or limit in any way the right of Company to change Participant’s compensation or other benefits or to terminate his employment with or without cause.

d.              No Representations — The Company does not represent or guarantee that any particular federal or state income, payroll, personal property or other tax consequence will result from participation in the Plan.

e.               Section Headings — The section headings contained herein are for convenience only and, in the event of any conflict, the text of the Plan, rather than the section headings, will control.

f.                Severability — In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

g.               Invalidity — If any term or provision contained herein is to any extent invalid or unenforceable, such term or provision shall be reformed so that it is valid, and such invalidity or unenforceability  shall not affect any other provision or part hereof

h.              Amendment, Modification or Termination — The Administrator reserves the right to unilaterally amend, modify or terminate the Plan at any time as it deems necessary or advisable.

i.                  Applicable Law — Except to the extent superseded by the laws of the United States, the laws of the State of Idaho, without regard to its conflicts of laws principles, shall govern in all matters relating to the Plan.

j.                 Effect on Other Plans — Payments or benefits provided to Participant under any stock, deferred compensation, savings, retirements or other employee benefit plan are governed solely by the terms of each of such plans.

k.              Effective Date — The Plan is effective as of January 1, 2013.

EXHIBIT A

BENEFICIARY DESIGNATION

I hereby designate the following person or persons as Beneficiary to receive any management incentive payments due under the attached US Ecology, Inc. 2013 Executive Sales Incentive Plan effective January 1, 2013, in the event of my death, reserving the full right to revoke or modify this designation, or any modification thereof, at any time by a further written designation:

Primary Beneficiary

Name of Individual	Relationship to me	Birth Date (if minor)

Address

Name of Trust	Date of Trust

Provided, however, that if such Primary Beneficiary shall not survive me by at least sixty (60) days, the following shall be the Beneficiary:

Contingent Beneficiary

Name of Individual	Relationship to me	Birth Date (if minor)

Address

Name of Trust	Date of Trust

This Beneficiary Designation shall not affect any other beneficiary designation form that I may have on file with US Ecology, Inc. regarding benefits other than that referred to above.

Date

Name

Signature